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                                   CERTIFICATE
                                       OF
                           PREFERRED STOCK DESIGNATION
                                       OF
                            SEAL HOLDINGS CORPORATION


         Seal Holdings Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that the Board of Directors of Seal Holdings Corporation have adopted the following resolutions in connection with the establishment of a series of Preferred Stock, to be designated as "Series A Preferred Stock", and to fix the powers, preferences and rights thereto:

         RESOLVED, that, pursuant to Section B. of Article IV of the Certificate of Incorporation of Seal Holdings Corporation (the "Corporation") and Section 151 of the General Corporation Law of the State of Delaware, the Corporation shall have the authority to issue up to 2,000,000 shares, par value of $.001 per share, to be designated as Series A Preferred Stock (the "Series A Preferred Stock").

         RESOLVED FURTHER, that the Series A Preferred Stock shall have the following powers, preferences and rights:

                  1.       Dividends.

                           (a) Dividends on Series A Preferred Stock. The Series A Preferred Stock shall rank senior to the Class A Common Stock and the Class B Common Stock with respect to dividends. Subject to Section 1.(b) below, the holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends of $.90 per share of Series A Preferred Stock, subject to adjustment of such amount in the same manner as specified in Section 3(c) below with regard to the Conversion Rate (as defined below).

                           (b) Accrual and Payment of Dividends. Dividends on
         the Series A Preferred Stock will accrue on each September 30, December 31, March 31 and June 30, occurring after the date of original issuance with such accrual to commence on June 30, 1999 (each such date being referred to herein as an "Accrual Date" and the three-month period or portion thereof, as the case may be, ending on an Accrual Date being referred to herein as an "Accrual Period"), whether or not such dividends have been declared, and whether or not there are funds of the Corporation legally available for the payment of dividends, and will cease accruing when no shares of Series A Preferred Stock remain issued and outstanding. Dividends will be paid (when and as declared by the Board of Directors of the Corporation) quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year (each a "Dividend Payment Date") with the first such dividend payment due on November 15, 1999. Each such dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the
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         stock register of the Corporation on such record date as shall be fixed by the Board of Directors of the Corporation, which date shall not exceed 45 nor be less than 10 calendar days preceding the payment date thereof ("Series A Record Date"). Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date as may be fixed by the Board of Directors of the Corporation, which date shall not exceed 45 nor be less than 10 calendar days preceding the payment date thereof. Holders of shares of Series A Preferred Stock at the close of business on a Series A Record Date will be entitled to receive the dividend payable with respect to such shares on the corresponding Dividend Payment Date notwithstanding the Corporation's default on payment of the dividend due on such Dividend Payment Date. Dividends declared shall bear no interest from the date of declaration or the Accrual Date through the Dividend Payment Date.

                           (c) Allocation of Dividends. Dividends on the Series A Preferred Stock, if paid, or if declared and set apart for payment, must be paid or declared and set apart for payment contemporaneously on all outstanding shares of such series. In the event that dividends on the Series A Preferred Stock are declared and paid in an amount less than all accumulated and current dividends on all of such shares within such series, the total amount declared and paid shall be allocated among all of such shares within such series so that the per share dividend to be declared and paid on each share in such series is the same percentage of the sum of the accumulated dividends for each such share.

                           (d) Sharing in Dividends on the Class A Common Stock. In addition to the dividend provided in Section 1(a) hereof, in the event that any dividends on the Class A Common Stock are declared by the Board of Directors of the Corporation, the holders of the Series A Preferred Stock shall be entitled to participate in such dividend based upon the number of shares of Class A Common Stock that each such holder is then entitled to receive if such Series A Preferred Stock were converted into shares of Class A Common Stock pursuant to the Conversion Rate set forth in Section 3 hereof (disregarding whether the Conversion Event, as defined below, has occurred).

                  2.       Voting Rights.

                           (a) Voting Rights of Series A Preferred Stock. Each share of the Series A Preferred Stock shall entitle the holder thereof to one vote multiplied by the number of shares of Class A Common Stock which such shares of Series A Preferred Stock would be convertible into pursuant to the Conversion Rate then in effect as set forth in Section 3 hereof (disregarding whether the Conversion Event has occurred)on the record date for such vote on all matters submitted to a vote of the stockholders of the Corporation.

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                           (b) Voting as a Class.  Except as otherwise required
         by law, by the provisions of the Certificate of Incorporation of the Corporation or as set forth herein, the holders of the Series A Preferred Stock shall vote together with the holders of Class A Common Stock as a single class on any matter submitted to a vote of the stockholders of the Corporation. So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without obtaining the affirmative vote at a meeting or the written consent without a meeting of the holders of at least a majority in number of shares of the Series A Preferred Stock then outstanding, voting or consenting (as the case may be) separately as a class, (i) adopt any amendment or supplement to its Certificate of Incorporation which would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely, or (ii) create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which shall specifically provide that such class or series shall rank prior to the Series A Preferred Stock in respect to dividend rights or rights upon dissolution, liquidation or winding up of the Corporation.

                  3.       Conversion Rights.

                           (a) Automatic Conversion. Each share of Series A Preferred Stock shall be automatically converted into shares of Class A Common Stock, without any action necessary by the holders thereof, at the then applicable Conversion Rate (as defined below) upon the date that an amendment to the Corporation's Certificate of Incorporation is filed with and accepted by the Delaware Secretary of State which amendment provides that the Corporation is authorized to issue at least fifty million (50,000,000) shares of Class A Common Stock, subject to adjustment of such 50,000,000 number in the same manner as specified in
         Section 3(c) below for adjustments to the Conversion Rate (the "Conversion Event"). Prior to any such amendment to the Corporation's Certificate of Incorporation as described in the preceding sentence, the Corporation shall not be required to reserve shares of Class A Common Stock for issuance upon the conversion of the Series A Preferred Stock.

                           (b) Conversion Rate. Except as provided in Section 3(c) hereof, each share of Series A Preferred Stock shall be convertible into ten (10) shares of Class A Common Stock (the "Conversion Rate").

                           (c) Adjustments to the Conversion Rate. The
         Conversion Rate shall be subject to adjustment from time to time as follows:

                                    (i) If the number of shares of Class A
         Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Class A Common Stock, then, following the record date fixed for the determination of holders of Class A Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Rate shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares of Class A Common Stock.

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                                    (ii) If the number of shares of Class A
         Common Stock outstanding is decreased by a reverse split or other combination of the outstanding shares of Class A Common Stock, then, following the record date of such combination, the Conversion Rate shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

                  4.       Liquidation Preference.

                           (a) First Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of record of the issued and outstanding shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Class A Common Stock or to the holders of Class B Common Stock, an amount equal to (i) $1.00 per share multiplied by the then applicable Conversion Rate (disregarding whether the Conversion Event has occurred), plus (ii) an amount equal to all dividends accrued on the Series A Preferred Stock but unpaid at the date of such payment.

                           If, upon such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of shares of the Series A Preferred Stock of the amounts payable to them as aforesaid in this Section 4(a), then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the shares of the Series A Preferred Stock in proportion to the full preferential amount to which they otherwise would be entitled pursuant to this Section 4(a).

                           (b) Second Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after the holders of shares of Series A Preferred Stock shall have been distributed in full the amounts to which they shall be entitled under Section 4(a), the holders of record of the issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to receive, out of the assets of the Corporation available for distribution, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, an amount equal to (i) $1.00 per share, plus (ii) an amount equal to all dividends accrued on the Class A Common Stock and Class B Common Stock, if any, but unpaid at the date of such payment.

                           If, upon such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of shares of the Class A Common Stock and Class B Common Stock of the amounts

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         payable to them as aforesaid in this Section 4(b), then the holders of shares of Class A Common Stock and Class B Common Stock shall be treated pari passu, and the entire assets of the Corporation legally available for distribution to the holders of shares of Class A Common Stock and Class B Common Stock (after payment of the amounts due to the holders of the Series A Preferred Stock pursuant to Section 4(a) above) shall be distributed ratably among the holders of the shares of the Class A Common Stock and Class B Common Stock in proportion to the full preferential amount to which they otherwise would be entitled pursuant to this Section 4(b).

                           (c) Third Preference. After setting apart or paying in full the preferential amounts aforesaid to the holders of record of the issued and outstanding shares of Series A Preferred Stock, Class A Common Stock and Class B Common Stock as set forth in Section 4(a) and
         Section 4(b), respectively, the holders of record of the Series A Preferred Stock, Class A Common Stock and Class B Common Stock shall be entitled to participate ratably in any distribution of any remaining assets of the Corporation on the basis of the number of shares of Class A Common Stock and Class B Common Stock held by each such holder (for purposes of this Section 4(c) the shares of Series A Preferred Stock shall be treated as if converted into shares of Class A Common Stock pursuant to the provisions hereof).

                           (d) Adjustments. The liquidation preferences provided herein with respect to any shares of any class or series of capital stock shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to any shares of any such class or series of capital stock.

                           (e) Consolidation, Merger, Sale of Assets. For the purposes of this Section 4, the merger, consolidation or combination of the Corporation with or into any other person or other similar transaction or series of transactions pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such merger, consolidation, or combination or other similar transaction or series of transactions fail to hold equity securities representing a majority of the voting power of the surviving entity immediately following such merger, consolidation or combination or other similar transaction or series of transactions, or the sale, lease, mortgage, pledge, exchange, transfer or other disposition by the Corporation of all or substantially all of its assets shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4.

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         IN WITNESS WHEREOF, Seal Holdings Corporation has caused this certificate to be signed by Thomas M. Ferguson, its authorized officer, on the 23rd day of March, 1999.

                                    SEAL HOLDINGS CORPORATION


                                    By:  /s/ James S. Goodner
                                         ---------------------------------------
                                           James S. Goodner
                                           Vice President, Treasurer & Secretary


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